Exhibit 99.2

Autonomix Medical, Inc. Announces Closing of $10.0 Million Underwritten Public Offering Including Partial Exercise of Over-Allotment Option

THE WOODLANDS, TX — November 25, 2024 – Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”), a medical device company focused on advancing precision nerve-targeted treatments, today announced the closing of its previously announced underwritten public offering of common stock units and pre-funded warrant units for aggregate gross proceeds of approximately $10.0 million, prior to deducting underwriting discounts and commissions and offering expenses, which amount includes the partial exercise of the over-allotment option granted to the underwriter.

The equity offering was comprised of 615,500 common stock units (which included 156,809 common stock units issued upon exercise of the underwriter’s over-allotment option) and 917,596 pre-funded warrant units, priced at a public offering price of $6.54 per common stock unit and $6.539 per pre-funded warrant unit. Each common stock unit and pre-funded warrant unit consisted of one share of common stock (or, in lieu of common stock, a pre-funded warrant to purchase one share of common stock at an exercise price of $0.001) and one warrant to purchase one share of common stock that expires on the five-year anniversary of the date of issuance (a "Series A Warrant"). The exercise price for the Series A Warrant is $6.54 per share. The warrants issued in this transaction were fixed priced and do not contain any variable pricing features. The securities comprising the units were immediately separable and were issued separately.

Ladenburg Thalmann & Co. Inc. acted as the sole bookrunning manager for the offering.

The Company intends to use the net proceeds from this offering to fund its clinical trial, for other research and development, for development of intellectual property, and for working capital.

The securities described above were offered by the Company pursuant to a registration statement on Form S-1 (No. 333-282940), which was declared effective by the Securities and Exchange Commission (the “SEC”) on November 22, 2024. The offering was made solely by means of a prospectus. A final prospectus relating to and describing the terms of the offering was filed with the SEC on November 25, 2024 and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus may be obtained from Ladenburg Thalmann & Co. Inc., 640 Fifth Avenue, 4th Floor, New York, New York 10019, or by telephone at (212) 409-2000, or by email at prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class platform system technology includes a catheter-based microchip sensing array that may have the ability to detect and differentiate neural signals with approximately 3,000 times greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

We are initially developing this technology for the treatment of pain, with initial trials focused on pancreatic cancer, a condition that causes debilitating pain and is without a reliable solution. Our technology constitutes a platform to address dozens of indications, including cardiology, hypertension and chronic pain management, across a wide disease spectrum. Our technology is investigational and has not yet been cleared for marketing in the United States.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation the use of the anticipated proceeds from the offering. Such forward-looking statements can be identified by the use of words such as “should,” “might,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.”

Although Autonomix believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on May 31, 2024, and from time to time, our other filings with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

autonomix@jtcir.com